Exhibit 99.1

First Citizens Banc Corp Completes Acquisition of TCNB Financial Corp.

SANDUSKY, Ohio – First Citizens Banc Corp (“First Citizens”) (NASDAQ: FCZA), parent company of Civista Bank (“Civista”), announced today that it has completed its acquisition of TCNB Financial Corp. (“TCNB”) and its wholly-owned subsidiary, The Citizens National Bank of Southwestern Ohio (“Citizens National”), effective as of the close of business on March 6, 2015, in an all-cash transaction with a total value of approximately $17.2 million, or $23.50 per share. First Citizens and TCNB had first announced that they had entered into an agreement to merge in September of 2014.

To complete the acquisition, TCNB was merged into First Citizens, followed immediately by the merger of Citizens National into Civista. As a result of the merger, Citizens National’s three full-service banking offices located in Dayton, Miamisburg and Huber Heights, Ohio will operate as branches of Civista Bank.

“We are very pleased to complete this transaction, which expands our presence into the Dayton market,” said James O. Miller, Chairman, President and Chief Executive Officer of First Citizens. “I would like to welcome the customers and employees of Citizens National to Civista Bank. We look forward to introducing Citizens National customers to our expanded array of products and services, including commercial banking and wealth management solutions.”

At December 31, 2014, TCNB had $102.5 million in total assets, $76.9 million in total loans and $90.4 million in total deposits.

First Citizens is a $1.3 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 28 locations in North Central, Central and Southwestern Ohio.

First Citizens Banc Corp’s website may be accessed at www.fcza.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “FCZA”. The Company’s depositary shares, each representing a 1/40th ownership interested in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “FCZAP”.

Safe Harbor Statement:

Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties including, but not limited to, the successful completion and integration of the transaction contemplated in this release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in First Citizens’ filings with the Securities and Exchange Commission (“SEC”). As a result, actual results may differ materially from the forward-looking statements in this news release.

First Citizens encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. First Citizens undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from First Citizens’ website.

For additional information, contact:

James O. Miller

Chairman, President and CEO

First Citizens Banc Corp

888-645-4121